Exhibit 99.1

Contacts: Investors: Risa Fisher rfisher@webmd.net 212-624-3817	Media: Adam Grossberg agrossberg@webmd.net 212-624-3790

WebMD Announces Preliminary Fourth Quarter and Full Year 2013 Results

WebMD Provides Preliminary 2014 Outlook

New York, NY (February 10, 2014) - WebMD Health Corp. (NASDAQ: WBMD), the leading source of health information, today announced preliminary fourth quarter and full year financial results for 2013, and provided its preliminary outlook for 2014.

Preliminary Fourth Quarter and Full Year Results for 2013

For the three months ended December 31, 2013, WebMD expects to report:

•	Revenue of approximately $145.5 million to $146.5 million, an increase of approximately 10% from the prior year period. Prior financial guidance provided for revenue to be in excess of $141 million.

•	Earnings before interest, taxes, non-cash and other items (“Adjusted EBITDA”) of approximately $40.0 million to $40.7 million, an increase of approximately 34% from the prior year period. Prior financial guidance provided for Adjusted EBITDA to be in excess of $36 million.

•	Net income of approximately $10.0 million to $10.8 million, or $0.23 to $0.25 per diluted share. Prior financial guidance provided for net income to be in excess of $7.7 million.

For the full year ended December 31, 2013, WebMD expects to report:

•	Revenue of approximately $514.5 million to $515.5 million, an increase of approximately 10% from the prior year period. Prior financial guidance provided for revenue to be in excess of $510 million.

•	Adjusted EBITDA of approximately $122.3 million to $123.0 million, an increase of approximately 68% from the prior year period. Prior financial guidance provided for Adjusted EBITDA to be in excess of $118 million.

•	Net income of approximately $14.3 million to $15.1 million, or $0.30 to $0.31 per diluted share. Prior financial guidance provided for net income to be in excess of $12 million.

During the fourth quarter, traffic to the WebMD Health Network reached an average of 156 million unique users per month generating 3.17 billion page views for the quarter, increases of 33% and 23%, respectively, from the prior year period.

“Over the last year, we focused on becoming a more customer-centric organization, developing robust and flexible product offerings, and streamlining the delivery of our services,” said David J. Schlanger, CEO, WebMD.

Balance Sheet Highlights

During the fourth quarter, WebMD received net proceeds of $291.8 million in cash upon issuance of $300 million aggregate principal amount of 1.50% Convertible Notes due 2020. During the fourth quarter, WebMD utilized: $211.3 million in cash to repurchase approximately 6.5 million shares of its common stock; and $48.6 million in cash to repurchase $47.8 million principal amount of its 2.25% Convertible Notes due 2016.

As of December 31, 2013, WebMD had:

•	Approximately $825 million in cash and cash equivalents;

•	$952.2 million in aggregate principal amount of convertible notes outstanding; and

•	Approximately 40.3 million shares of its common stock outstanding (including approximately 1.2 million unvested shares of restricted stock).

Increase in Stock Repurchase Program

WebMD today announced an increase of $50 million in the amount available under its existing stock repurchase program. This increases the amount currently available for repurchases to approximately $70 million. Under the program, WebMD may repurchase shares from time to time in the open market, through block trades or in private transactions, depending on market conditions and other factors.

Preliminary 2014 Financial Outlook

“WebMD’s preliminary financial outlook for 2014 calls for continued growth in the year ahead. However, the first five weeks of sales activity does not reflect year-on-year growth, which is in contrast to the sales momentum we experienced in the fourth quarter of 2013. This change in sales activity does not appear to be the result of any macro issues within our markets,” said Mr. Schlanger. “The change could be attributable to various factors, such as the continued shift in some of our customers’ budgeting and buying patterns, which makes comparison to prior periods and forecasting more challenging. If this change in sales activity were to continue, it would impact the rate of revenue growth in the latter half of this year. Although we do not believe this recent development is necessarily indicative of a continuing trend, it is considered in the range of initial revenue guidance we provided today.”

For the first quarter of 2014:

•	Revenue is expected to be approximately $130 million to $133 million, an increase of approximately 15% to 18% from the prior year period.

•	Adjusted EBITDA is expected to be approximately $28.5 million to $30.5 million, an increase of approximately 34% to 43% from the prior year period.

•	Net income as a percentage of revenue is expected to be approximately 3% to 4%.

For the full year 2014:

•	Revenue is expected to be approximately $545 million to $575 million, an increase of approximately 6% to 12% from the prior year. Approximately 82% to 83% of revenue is expected to be from public portals advertising and sponsorship and 17% to 18% of revenue is expected to be from private portal licensing and services.

•	Adjusted EBITDA is expected to be approximately $140 million to $155 million, an increase of approximately 14% to 26% from the prior year.

•	Net income is expected to be approximately $27 million to $39 million.

WebMD is providing the preliminary 2013 results and the outlook for 2014 in advance of meetings with investors during its participation in the Stifel Technology, Internet and Media Conference 2014 on Tuesday, February 11, 2014 at 12:45 p.m. (Eastern time) and in the Goldman Sachs Technology and Internet Conference on Wednesday, February 12, 2014 at 12:40 p.m. (Eastern time).

Investors, analysts and the general public are invited to listen to a live audio broadcast of the conference presentations over the Internet. The broadcasts can be accessed at their respective start times on www.wbmd.com (in the Investor Relations section). Replays of the broadcasts will be available at the same web address.

Schedules outlining WebMD’s preliminary fourth quarter and full year 2013 results and preliminary financial outlook for 2014 are attached to this press release.

Final 2013 Results and 2014 Financial Guidance to Be Released on February 20, 2014

The information in this release is preliminary. WebMD is completing its normal closing process and annual audit and, as previously announced, will release its fourth quarter and year end 2013 results and detailed 2014 financial guidance on February 20, 2014, at approximately 4:00 p.m. (Eastern time) and will hold a conference call with investors and analysts to discuss these results and additional details at 4:45 p.m. (Eastern time) on that day. The call can be accessed at www.wbmd.com (in the Investor Relations section). A replay of the audio webcast will be available at the same web address.

About WebMD

WebMD Health Corp. (NASDAQ: WBMD) is the leading provider of health information services, serving consumers, physicians, healthcare professionals, employers, and health plans through our public and private online portals, mobile platforms and health-focused publications.

The WebMD Health Network includes WebMD Health, Medscape, MedicineNet, eMedicineHealth, RxList, theheart.org, Medscape Education and other owned WebMD sites.

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All statements contained in this press release and the related analyst and investor conference call, other than statements of historical fact, are forward-looking statements, including those regarding: our preliminary results for the three and twelve months ended December 31, 2013 (which reflect what we currently expect to report and is subject to adjustment); guidance on our future financial results and other projections or measures of our future performance; market opportunities and our ability to capitalize on them; and the benefits expected from new or expected contracts with customers, new or updated products or services and from other potential sources of additional revenue. These statements speak only as of the date of this press release, are based on our current plans and expectations, and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include those relating to: market acceptance of our products and services; our relationships with customers and other factors affecting their use of our products and services, including regulatory matters affecting their products; our ability to attract and retain qualified personnel; and changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet and information technology industries. Further information about these matters can be found in our Securities and Exchange Commission filings and this press release is intended to be read in conjunction with those filings. Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.

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This press release, and the accompanying tables, include both financial measures in accordance with accounting principles generally accepted in the United States of America, or GAAP, as well as certain non-GAAP financial measures. The tables attached to this press release include reconciliations of these non-GAAP financial measures to GAAP financial measures. In addition, an “Explanation of Non-GAAP Financial Measures” is attached to this press release as Annex A.

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WebMD®, Medscape®, CME Circle®, Medpulse®, eMedicine®, MedicineNet®, theheart.org® and RxList® are among the trademarks of WebMD Health Corp. or its subsidiaries.

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